Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

DAWSON GEOPHYSICAL COMPANY

(a Texas Corporation)

December 1, 2023

This CERTIFICATE OF AMENDMENT (this “Certificate”) is being executed and filed pursuant to Sections 3.051, 3.052, 3.053, 3.054 and 21.364 of the Texas Business Organizations Code (the “TBOC”). The undersigned hereby certifies that:

1.           The name of the filing entity is: DAWSON GEOPHYSICAL COMPANY, a Texas for-profit corporation (the “Corporation”). The date of formation of the Corporation was March 28, 1980, and it has been assigned file number 51318400.

2.           Article 6 is amended by deleting subsection (f) regarding a supermajority vote for business combinations, and replacing its text to read as follows:

“(f)           Intentionally omitted.”

3.           Article 6 is amended to add a new subsection (k) to read in its entirety as follows:

“(k)           Shareholder Action by Written Consent.

Any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if one or more written consents setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.”

4.           The amendment to the certificate of formation has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

5.           This document shall become effective when the document is filed by the Secretary of State of the State of Texas.

[Signature page follows]

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: December 1, 2023

By:	DAWSON GEOPHYSICAL COMPANY

/s/ Anthony Clark
	Name:	Anthony Clark
	Title:	President and Chief Executive Officer